PRESS RELEASE
FOR RELEASE APRIL 19, 2013 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPURCHASES TARP WARRANT

On April 19, 2013, BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, repurchased from United States Department of the Treasury (“Treasury”) a warrant to purchase 183,465 shares of the Company’s common stock at an exercise price of $8.83 per share (the “Warrant”). The Warrant was issued to Treasury in March 2008 in connection with the Company’s participation in the TARP Capital Purchase Program. The Company paid an aggregate purchase price of $1,442,000 for the repurchase of the Warrant, which has been cancelled. The repurchase price was based on the fair market value of the Warrant as agreed upon by the Company and Treasury.

President and Chief Executive Officer Joseph J. Bouffard commented “With the redemption of the Warrant, we have now completely exited the TARP Capital Purchase Program, having already repurchased the Preferred Stock in January 2011. We are especially pleased that we were able to redeem both the Preferred Stock and the Warrant without having to raise additional capital, which would have been dilutive to our shareholders. All of the funds used to complete both of these transactions were derived from internal sources.”

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bancorp, Inc. and provides regional community banking solutions through 16 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.